Exhibit 99.1

GENVEC LOGO	65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Contact:

Jeffrey W. Church

CFO, Treasurer & Secretary

(240) 632-5510

GENVEC ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

GAITHERSBURG, Md (April 23, 2003) - GenVec, Inc. (Nasdaq:GNVC), a biopharmaceutical company, today announced financial results for the first quarter ended March 31, 2003. GenVec reported a net loss of $5.2 million or ($0.23) per share, a 19 percent reduction compared to a net loss of $6.4 million or ($0.29) per share in the comparable quarter of 2002 as growth in revenues outpaced expenses. GenVec ended the first quarter of 2003 with $14.3 million in cash and investments.

Revenue for the first quarter ended March 31, 2003 increased five-fold, to $3.2 million from $628,000 for the same period last year.  Revenue for the current quarter was derived from vaccine development activities under the Company’s collaborations with the National Institutes of Health (NIH) and the United States Navy Medical Research Center, both of which are using GenVec’s proprietary adenovector technology for the development and manufacture of clinical grade vaccine candidates against HIV, malaria and dengue viruses, and an expanded collaboration with Fuso Pharmaceuticals.

Operating expenses for the quarter ended March 31, 2003 increased 14 percent, to $8.3 million from $7.3 million in the first quarter of 2002 due primarily to continued clinical development of the Company’s TNFerade™ product program and increased activity in funded vaccine development programs.

Consistent with GenVec’s previously announced plans to reduce expenses and focus resources on the development and commercialization of TNFerade™, currently in Phase 2 clinical trials for pancreatic and esophageal cancer, as well as its growing, cash positive vaccine business, the Company also announced today a 25 percent reduction in workforce.  The 24 employees affected by the reduction have been offered severance and outplacement support.  This cost reduction program is expected to lower GenVec’s stand alone operating losses by 25 to 30 percent beginning in the second half of 2003, and will result in an estimated $1.3 million charge for severance and related termination costs in the second quarter of the year.

GenVec is a publicly-held biopharmaceutical company focused on the development and commercialization of products that produce medically beneficial proteins at the site of disease.  The Company combines its patented gene transfer technologies with proprietary therapeutic genes to create product candidates, such as TNFerade™ for cancer, BIOBYPASS® for heart disease, and AdPEDF for macular degeneration.  The Company is also collaborating with the U.S. Government for the development of therapeutic vaccine candidates for HIV, malaria and dengue viruses. Additional information on GenVec is available at its web site located at www.genvec.com, and in the Company’s various filings with the Securities and Exchange Commission.

                Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “outlook,” “prospect,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical experience: risks relating to the early stage of product candidates under development, risks relating to GenVec’s ability to identify and enter into agreements with potential collaborative partners, uncertainties relating to clinical trials, dependence on third parties, future capital needs, and risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks).  GenVec’s SEC reports identify additional factors that can affect forward-looking statements.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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GenVec, Inc.

Condensed Statements of Operations

	Three Months Ended March 31
(In thousands, except per share data)	2003	2002
	(unaudited)
Revenues:
Research and development support	$3,185	$628
Contract, license & milestone payments	—	—
Total revenues	3,185	628

Operating expenses:
Research and development	6,242	5,121
General and administrative	2,069	2,172
Total operating expenses	8,311	7,293

Loss from operations	(5,126)	(6,665)
Interest income	95	407
Interest expense	(123)	(134)
Net loss	$(5,154)	$(6,392)

Diluted (loss) income per share	$(0.23)	$(0.29)

Weighted average number of shares used in computing basic and diluted net loss per share	22,537	21,733

GenVec, Inc.

Selected Balance Sheet Information

(In thousands)	March 31, 2003	December 31, 2002
	(unaudited)
Cash and investments	$14,346	$20,360
Working capital	9,274	12,471
Total assets	25,931	31,085
Stockholders’ equity	12,657	15,629

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